UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2007

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2007, the board of directors of Lantronix, Inc. (“Lantronix”) appointed Bernard Bruscha and Curt Brown as an additional member to the board of directors.  Neither Mr. Bruscha nor Mr. Brown has been named, or is expected to be named, to any committee of the board of directors as of the date of this filing.  Each of Mr. Bruscha and Mr. Brown upon his appointment to the board of directors was automatically granted a nonstatutory stock option to purchase up to 25,000 shares of Lantronix common stock on the date he became a director.  The board of directors intends to make additional grants of options to each of Messrs. Bruscha and Brown of up to 25,000 shares of Lantronix common stock consistent with past practice.

Mr. Bruscha served as chairman of Lantronix from Lantronix’s founding until May 2002 and has been its single largest shareholder, currently with ownership of over approximately 30% of Lantronix’s outstanding common stock. A serial entrepreneur for over 20 years, Mr. Bruscha founded several technology distribution and hardware companies and currently serves as Chairman of transtec AG, a computer systems manufacturer and direct computer reseller. A customer of Lantronix, transtec AG has accounted for less than 4% of Lantronix’s revenues in each of the past 8 quarters.

Mr. Brown was previously executive vice president of research and development at Lantronix from June 2001 to August 2004, and holds a number of patents, including two of Lantronix’ patents pertaining to XPort® embedded device servers.  Mr. Brown has had a distinguished 30-year career of increasing responsibility in the electronics industry, working for such companies as Iomega Corporation, Hewlett Packard Company, Connor Peripherals, Inc., Seagate Technology and Quantum Corporation.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
99.1	Press Release dated August 30, 2007.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2007	LANTRONIX, INC., a Delaware corporation

By:	/s/ Marc H. Nussbaum
Marc H. Nussbaum Chief Executive Officer